CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 5, 2000, relating to the financial statements and financial highlights which appear in the April 30, 2000, Annual Reports to Shareholders of State Street Research Strategic Income Fund, State Street Research Legacy Fund, and State Street Research Galileo Fund (each a series of State Street Research Securities Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


August 30, 2000